Exhibit 99.1
Company Release – 12/15/08
First Priority Financial Corp. Reports a 19% Improvement in Third Quarter 2008 Results
MALVERN, Pa., December 15 – First Priority Financial Corp. (“FPFC”) reported a consolidated net loss of $794,000, or $0.25 per diluted share, for the third quarter of 2008 which resulted in a 19% improvement from the net loss of $982,000, or $0.31 per diluted share, for the quarter ended June 30, 2008 and compares to a net loss of $498,000, or $0.24 per diluted share, for the third quarter of 2007. For the nine months ended September 30, 2008, FPFC reported a net loss of $2,723,000, or $0.95 per diluted share, compared to a net loss of $1,766,000, or $0.84 per diluted share for the same period in 2007. In 2008, consolidated operating results of FPFC include the acquisition of Prestige Community Bank (“Prestige”), Newtown, Bucks County, beginning March 1, 2008.
“Our third results were within expectations as we continued the integration and development of Prestige into First Priority and experienced the continued turmoil in the financial markets. Current economic conditions continue to be the most challenging in recent history for the banking industry,” stated David E. Sparks, Chairman and CEO, First Priority Financial Corp. “The disruption within the market has affected all financial institutions, particularly in their cost of deposits, and that has had a significant negative impact on net interest margin. We are well-capitalized with strong liquidity and sound credit quality. While larger banks have experienced a negative impact under current conditions, First Priority Bank is continuing to expand our lending and deposit relationships while maintaining a strong emphasis on customer service and flexibility.”
Sparks continued, “As a new bank, we are also pleased with the increase in FDIC insurance coverage on all deposits up to $250,000 per account and unlimited coverage on non-interest bearing deposit accounts. That change will help all banks, including First Priority, to broaden and grow incremental deposit relationships with their customers. Our balance sheet remains strong as there were no additional non-accrual loans identified during the quarter, we have no exposure to subprime borrowers, and there are no exotic investments in our investment portfolio.”
Total revenues were $1,155,000 for the three months ended September 30, 2008, an increase of $130,000, or 12.7%, from total revenues of $1,025,000 recorded in the prior quarter ended June 30, 2008, and compares to $800,000 for the third quarter in 2007. Revenues in the current quarter are comprised of net interest income of $1,069,000 and fee income of $86,000. Net interest income increased $110,000, or 11.5%, from the prior quarter primarily due to average loans increasing $19.5 million, and when compared to the prior year, net interest income increased $334,000, or 45.4% from $735,000 in the third quarter of 2007. Fee income, consisting of wealth management and other banking fees, totaled $86,000 for the three months ended September 30, 2008 compared to $66,000 for the prior three month period and $65,000 for the same period in 2007. Total revenue for the first nine months of 2008 of $3,060,000 increased $853,000, or 38.6%, from $2,207,000 for the same period in 2007 primarily due to an increase in average loans from $68.0 million to $132.4 million.
The provision for loan losses was $127,000 in the current quarter compared to $181,000 in the second quarter of 2008, a decline of $54,000 primarily due to a lower level of loan generation, and compares to $87,000 in the third quarter of 2007. The provision for loan losses for the nine months ended September 30, 2008 was $520,000 compared to $324,000 for the same period in 2007, an increase of $196,000 primarily due to additional loan growth between the two periods as well as an additional provision for non-accrual loans provided for in the first quarter of 2008.
As of September 30, 2008, one loan relationship remained on non-accrual status with the outstanding balance of this relationship totaling $709,000, which represents 0.43% of total loans outstanding and 0.36% of total assets. Also, as of September 30, 2008, the Bank had one past due loan relationship which, subsequently, has been paid in full or brought current as to all payments due. Current year net charge-offs, recorded during the first quarter of 2008, totaled $16,000. The allowance for loan losses was $1.7 million and $1.1 million as of September 30, 2008 and December 31, 2007, respectively, which represented 1.04% and 1.00% of total loans outstanding for each period.

Non-interest expenses were $1,822,000 in the third quarter of 2008 compared to $1,826,000 in the prior quarter and $1,211,000 in the same quarter last year. The current quarter included a lower level of compensation expense as well as lower payroll taxes when compared to the prior quarter. Conversely, the second quarter of 2008 included a reversal of one-time merger integration costs totaling $53,000, reversed due to lower than anticipated system conversion costs. When comparing the current quarter to the prior year, incremental direct operating expenses of $349,000 are included in the current quarter related to the merger with Prestige. For the nine months ended September 30, 2008, non-interest expenses were $5,263,000 compared to $3,649,000 for the same period in 2007. Incremental direct operating expenses from the Prestige acquisition were $879,000 in the first nine months of 2008, including one-time merger integration costs of $72,000. In addition, both the current quarter and the first nine months of 2008 include additional costs for incremental business development staff and supporting infrastructure necessary to support loan and deposit growth achieved since the prior year.
FPFC reported total assets of $198.7 million at September 30, 2008 compared to $151.6 million at December 31, 2007 and $126.2 million at September 30, 2007. Loans outstanding were $163.7 million at September 30, 2008, an increase of $58.5 million, or 55.6%, from $105.2 million at December 31, 2007. Compared to a year ago, loans outstanding increased 83.4% from $89.3 million at September 30, 2007. The loan portfolio remains well diversified with 56% of loans outstanding in commercial related loans and 44% in residential mortgages and consumer loans. The loan portfolio has no subprime credit exposure.
The investment portfolio totaled $29.7 million at September 30, 2008, compared to $45.0 million at December 31, 2007 and $8.0 million at September 30, 2007. At December 31, 2007, FPFC increased its investment portfolio by $18.1 million, funded by incremental short-term borrowings, as part of a tax planning program instituted to lower the impact of the Pennsylvania Bank Shares tax. All securities in the investment portfolio are rated AAA, are highly marketable, and are classified as available for sale.
Deposits totaled $159.5 million at September 30, 2008 compared to $116.3 million at December 31, 2007 and $106.5 million at September 30, 2007. Overall, deposits increased $43.2 million, or 37.1%, from December 31, 2007 and $53.0 million from a year ago. Deposit growth in the current year was attributable to growth in time deposits partially offset by a decline in money market balances. Total deposits from the Prestige acquisition were $20.7 million, primarily time deposits.
Short-term overnight borrowings were $2.2 million at September 30, 2008, $18.1 million at December 31, 2007 and $154 thousand at September 30, 2007. Long-term debt was $8.0 million at September 30, 2008 consisting of term advances from the Federal Home Loan Bank of Pittsburgh. On August 1, 2008, the Company elected to convert the total balance of its convertible debentures, including interest to date, totaling $403,000 into 39,292 shares of the Company’s Common Stock, based on the conversion price of $10.25 per share. Long-term debt at December 31 and September 30, 2007, was $390,000 and $380,000, respectively, and was comprised entirely of the convertible debentures issued to provide funding for the holding company.
The capital position of the FPFC remains strong with regulatory capital ratios exceeding all requirements for FPFC’s subsidiary, First Priority Bank, to be classified as “well capitalized” under capital adequacy guidelines. Shareholders’ equity of FPFC totaled $20.3 million at September 30, 2008, compared to $15.3 million at December 31, 2007 and $15.9 million at September 30, 2007. Incremental capital was provided through the conversion of the convertible debentures totaling $403,000 and through the acquisition of Prestige of $7.4 million. Period end equity to assets was 10.20% and book value per share at September 30, 2008 was $6.49.

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $199 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Malvern, Wyomissing, Newtown, and Plumstead, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. FPFC’s website can be accessed at http://www.fpbk.com.
This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

First Priority Financial Corp.
Consolidated Balance Sheets
Unaudited (in thousands, except per share data)

	September 30,	December 31,	September 30,
	2008	2007	2007
Assets
Cash and due from banks	$1,651	$943	$796
Federal funds sold and securities purchased under agreements to resell	19	—	27,600
Interest bearing deposits in banks	348	—	—

Total cash and cash equivalents	2,018	943	28,396

Securities available for sale (amortized cost: $29,926, $45,015, and $8,000, respectively)	29,748	45,026	8,005

Loans receivable	163,691	105,207	89,264
Less: allowance for loan losses	1,709	1,055	958

Net loans	161,982	104,152	88,306

Restricted investment in bank stock	1,145	50	50
Premises and equipment, net	1,366	574	605
Accrued interest receivable	901	545	539
Goodwill	1,194	—	—
Other assets	334	321	267

Total assets	$198,688	$151,611	$126,168

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$8,758	$6,846	$4,753
Interest-bearing	150,700	109,459	101,732

Total deposits	159,458	116,305	106,485

Short-term borrowings	2,201	18,097	154
Long-term debt	8,000	390	380
Accrued interest payable	1,094	858	815
Other liabilities	7,663	641	2,425

Total liabilities	178,416	136,291	110,259

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000 shares; no shares issued or outstanding	—	—	—

Common stock, $1 par value; authorized 10,000 shares; 3,123, 2,108, and 2,108 shares issued, respectively	3,123	2,108	2,108

Surplus	25,831	18,982	18,967
Accumulated deficit	(8,504)	(5,781)	(5,171)
Accumulated other comprehensive income (loss)	(178)	11	5

Total shareholders’ equity	20,272	15,320	15,909

Total liabilities and shareholders’ equity	$198,688	$151,611	$126,168

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (In thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2008	2008	2008	2007	2007
Interest Income
Loans receivable, including fees	$2,293	$2,035	$1,716	$1,662	$1,517
Securities — taxable	243	133	121	81	98
Interest bearing deposits and other	2	1	1	—	—
Federal funds sold and securities purchased under agreements to resell	6	77	149	286	347

Total Interest Income	2,544	2,246	1,987	2,029	1,962

Interest Expense
Deposits	1,381	1,241	1,179	1,255	1,220
Short-term borrowings	16	7	7	4	2
Long-term debt	78	39	5	6	5

Total Interest Expense	1,475	1,287	1,191	1,265	1,227

Net Interest Income	1,069	959	796	764	735

Provision for Loan Losses	127	181	212	97	87

Net Interest Income after Provision for Loan Losses	942	778	584	667	648

Non-Interest Income
Wealth management fee income	47	33	56	53	54
Other	39	33	28	14	11

Total Non-Interest Income	86	66	84	67	65

Non-Interest Expenses
Salaries and employee benefits	1,217	1,278	1,048	848	808
Occupancy and equipment	200	195	110	98	99
Data processing equipment and operations	90	87	77	62	59
Professional fees	86	71	118	206	90
Marketing, advertising and business development	61	72	23	10	43
FDIC insurance assessments	30	32	21	19	14
Capital stock tax expense	23	23	21	12	12
Merger integration costs	—	(53)	125	—	—
Other	115	121	72	89	86

Total Non-Interest Expenses	1,822	1,826	1,615	1,344	1,211

Net Loss	$(794)	$(982)	$(947)	$(610)	$(498)

Loss per share
Basic and diluted	$(0.25)	$(0.31)	$(0.39)	$(0.29)	$(0.24)

Weighted average shares outstanding
Basic and diluted	3,110	3,084	2,440	2,108	2,108

First Priority Financial Corp.
Consolidated Statements of Income
Unaudited (In thousands, except per share data)

	For the Nine Months Ended
	September 30,
	2008	2007
Interest Income
Loans receivable, including fees	$6,044	$3,809
Securities — taxable	497	415
Interest bearing deposits and other	4	2
Federal funds sold and securities purchased under agreements to resell	232	811

Total Interest Income	6,777	5,037

Interest Expense
Deposits	3,801	3,012
Short-term borrowings	30	11
Long-term debt	122	5

Total Interest Expense	3,953	3,028

Net Interest Income	2,824	2,009

Provision for Loan Losses	520	324

Net Interest Income after Provision for Loan Losses	2,304	1,685

Non-Interest Income
Wealth management fee income	136	160
Other	100	38

Total Non-Interest Income	236	198

Non-Interest Expenses
Salaries and employee benefits	3,543	2,394
Occupancy and equipment	505	314
Data processing equipment and operations	254	171
Professional fees	275	321
Marketing, advertising and business development	156	118
FDIC insurance assessments	83	45
Capital stock tax expense	67	35
Merger integration costs	72	—
Other	308	251

Total Non-Interest Expenses	5,263	3,649

Net Loss	$(2,723)	$(1,766)

Loss per share
Basic and diluted	$(0.95)	$(0.84)

Weighted average shares outstanding
Basic and diluted	2,879	2,108